EXHIBIT 99.1

Pinnacle Airlines Corp. Headquarters Will Relocate to Minnesota

MEMPHIS, Tenn. (Jan. 24, 2013) – Pinnacle Airlines Corp. (OTC: PNCLQ) announced today that its headquarters will relocate to Minnesota. The decision came after an exhaustive evaluation of the most cost-effective option as the Company emerges from Chapter 11. The present headquarters location in Memphis, Tenn. was also evaluated.

Pinnacle’s operation will be located in vacant space leased by Delta Air Lines on Minneapolis-St. Paul International Airport property.

“We had the responsibility to explore every aspect of our business to find opportunities to reduce costs, including evaluating our property leases, to find the most economical options for Pinnacle,” said John Spanjers, president and CEO of Pinnacle Airlines. “Our analysis covered everything from the available labor pool and operational alignment to economic incentives. Both Memphis and the State of Minnesota presented very strong cases. In the end, it was an economic decision.”

“We especially appreciate the efforts of Gov. Bill Haslam and the State of Tennessee, Mayor A C Wharton and the City of Memphis, the Downtown Memphis Commission, our landlord at One Commerce Square, Gov. Mark Dayton and the State of Minnesota, the Metropolitan Airports Commission in Minneapolis-St. Paul and Delta. They all were very aggressive in working with us and our decision was difficult to make.”

“This is a significant milestone in our restructuring and represents substantial progress that we expect will allow us to continue down a path toward successfully emerging from bankruptcy,” Spanjers said.

Pinnacle presently occupies 170,000 square feet at One Commerce Square in downtown Memphis, which houses approximately 500 employees. Tentative plans call for the move to Minnesota to be completed by May 2013.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (OTC: PNCLQ), an airline holding company with 5,100 employees, is the parent company of Pinnacle Airlines, Inc. Flying as Delta Connection, Pinnacle Airlines, Inc. operates 191 regional jets on 1,000 daily flights to more than 100 cities in the United States and Canada. Corporate offices are located in Memphis, Tenn., and hub operations are located in Atlanta, Cincinnati, Detroit, Memphis, Minneapolis and New York. Visit www.pncl.com for more information.

Media:
Joe Williams
Pinnacle Airlines Corp.
901-346-6162
mediarelations@pncl.com

Investors:
Ron Kay
901-344-5705
investorrelations@pncl.com